Exhibit 99.1

FOR IMMEDIATE RELEASE April 21, 2010 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS FIRST QUARTER RESULTS

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.4 million for the first quarter ended March 31, 2010, with assets totaling $685.6 million.

David A. Bochnowski, Chairman and Chief Executive Officer, reports that “Peoples Bank remains focused on managing our operations through the stress caused by the severe downturn in the economy. The first quarter of 2010 has proven to be a good start for Peoples Bank.”

The first quarter 2010 net income of $1.4 million, or $0.49 earnings per basic and diluted share, compares to net income of $1.7 million, or $0.61 earnings per basic and diluted share for the first quarter of 2009.  For the current quarter, the return on average assets (ROA) was 0.82% and return on average equity (ROE) was 10.07%.

“The fundamentals of our performance remain strong, led by increased core earnings, asset growth, core account growth and stable operating expenses.  The local economy is showing signs of recovery as consumer and small business confidence picks up.  Loan balances increased during the quarter, a positive sign in the current business cycle,” Bochnowski continued.

According to Bochnowski, “Our asset quality remained relatively unchanged during the first three months of the year despite continued weakness in real estate values.  Because of the uncertainty associated with the recession, the Bank continues to prudently manage our risk exposure through additional loan loss reserves for estimated losses.”

“As we celebrate our 100 year tradition of community banking, Peoples Bank continues to be a well capitalized bank under the applicable Federal Deposit Insurance Corporation (FDIC) banking regulations.  Our capital growth will sustain our expansion as we break ground this month for a twelfth banking center to be located in St. John,” said Bochnowski.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $6.2 million for the quarter ended March 31, 2010, compared to $5.8 million for the quarter ended March 31, 2009, an increase of $438 thousand or 7.6%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.19% for the quarter ended March 31, 2010, compared to 3.92% for the quarter ended March 31, 2009.  The Bancorp’s net interest income was positively impacted by core deposit growth and a decrease in the cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the quarter ended March 31, 2010 totaled $1.3 million, compared to $1.6 million for the quarter ended March 31, 2009, a decrease of $312 thousand or 19.3%.  The decrease in noninterest income is a result of a $457 thousand reduction in gains from the sale of loans, as mortgage loan refinance activity declined during 2010 compared to 2009.  During the first quarter of 2010, strong increases in noninterest income were recognized from the sale of securities and Wealth Management operations.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.7 million for the quarter ended March 31, 2010, compared to $4.5 million for the quarter ended March 31, 2009, an increase of $127 thousand or 2.8%.  The increase in noninterest expense for the current quarter was a result of increased compensation and occupancy costs related to the opening of the Valparaiso Banking Center in June 2009.  Also affecting the increase in noninterest expense was the payment of additional FDIC insurance premiums, resulting from an industry wide premium rate increase.  During the current quarter, marketing expenditures increased as a result of additional brand advertising.

Funding
At March 31, 2010, deposits totaled $567.5 million, an increase of $27.0 million, compared to December 31, 2009.  The increase in deposits was attributable to strong growth in checking, savings, money market and certificate of deposit account balances.  At March 31, 2010, core deposits totaled $333.1 million, an increase of $19.5 million compared to December 31, 2009, while certificates of deposit totaled $234.4 million, an increase of $7.6 million compared to December 31, 2009.  Core deposits include checking, savings, and money market accounts and represented 58.7% of the Bancorp’s total deposits at March 31, 2010.  At March 31, 2010, borrowings and repurchase agreements totaled $55.1 million, a decrease of $7.9 million for the current quarter, as deposit growth was used to repay borrowings.

Lending
 The Bancorp’s lending portfolio totaled $460.6 million at March 31, 2010, an increase of $2.4 million, compared to December 31, 2009.  During the current three months, commercial and government related loans increased by $7.6 million, while mortgage and consumer related loans decreased by $5.2 million.  During the current quarter, the Bancorp’s management sold $4.5 million in newly originated fixed rate mortgage loans into the secondary market.

Asset Quality
Non-performing loans totaled $18.8 million at March 31, 2010 compared to $18.6 million at December 31, 2009, an increase of $263 thousand or 1.4%.  The current level of non-performing loans is concentrated with four commercial real estate participation loans in the aggregate of $11.6 million that were placed in non-accrual status during 2009.  The Bancorp’s ratio of non-performing loans to total assets was 2.74% at March 31, 2010, compared to 2.80% at December 31, 2009.

For the three months ended March 31, 2010, loan loss provisions totaled $1.2 million, while $700 thousand in provisions were recorded for the three months ended March 31, 2009.  For the first quarter of 2010, net loan charge-offs totaled $295 thousand, compared to $553 thousand for the first quarter of 2009.  At March 31, 2010, the allowance for loan losses totaled $7.1 million and is considered adequate by management.  The allowance for loan losses as a percentage of totals loans was 1.53% at March 31, 2010, compared to 1.33% at December 31, 2009.  To the extent that actual cash flows, collateral values, and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

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Capital Adequacy
At March 31, 2010, shareholders’ equity stood at $54.3 million or 7.92% of total assets.  The Bancorp’s regulatory capital ratios at March 31, 2010 were 11.9% for total capital to risk-weighted assets, 10.3% for tier 1 capital to risk-weighted assets and 7.9% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $19.26 at the end of the first quarter.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

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NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2010	2009
Return on equity	10.07%	12.65%
Return on assets	0.82%	1.02%
Basic earnings per share	$0.49	$0.61
Diluted earnings per share	$0.49	$0.61
Yield on loans	5.41%	5.65%
Yield on security investments	3.65%	4.56%
Total yield on earning assets	4.94%	5.40%
Cost of deposits	0.86%	1.63%
Cost of borrowings	2.30%	2.57%
Total cost of funds	0.99%	1.74%
Net interest margin - tax equivalent	4.19%	3.92%
Noninterest income / average assets	0.77%	0.96%
Noninterest expense / average assets	2.76%	2.72%
Net noninterest margin / average assets	-1.99%	-1.76%
Efficiency ratio	62.10%	61.40%
Effective tax rate	14.15%	20.80%
Dividend declared per common share	$0.21	$0.36

	March 31,
	2010	December 31,
	(Unaudited)	2009
Net worth / total assets	7.92%	8.03%
Book value per share	$19.26	$18.83
Non-performing loans to total assets	2.74%	2.80%
Non-performing loans to total loans	4.09%	4.05%
Allowance for loan loss to non-performing loans	37.46%	32.93%
Allowance for loan loss to loans outstanding	1.53%	1.33%
Foreclosed real estate to total assets	0.53%	0.57%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2010	2009
Interest income:
Loans	$6,212	$6,854
Securities & short-term investments	1,537	1,587
Total interest income	7,749	8,441
Interest expense:
Deposits	1,201	2,166
Borrowings	321	486
Total interest expense	1,522	2,652
Net interest income	6,227	5,789
Provision for loan losses	1,235	700
Net interest income after provision for loan losses	4,992	5,089
Noninterest income:
Fees & service charges	609	639
Gain on sale of securities, net	289	140
Wealth management operations	281	197
Gain on sale of loans, net	109	566
Cash value increase from bank owned life insurance	100	105
Gain/(loss) on foreclosed real estate	22	(37)
Other-than-temporary impairment of securities	(113)	-
Other income	4	3
Total noninterest income	1,301	1,613
Noninterest expense:
Compensation & benefits	2,409	2,365
Occupancy & equipment	785	783
Federal deposit insurance premiums	231	186
Data processing	233	215
Marketing	125	67
Other	892	932
Total noninterest expense	4,675	4,548
Income before income taxes	1,618	2,154
Income tax expenses	229	449
Net income	$1,389	$1,705

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NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2010	December 31,	Change	Mix
	(Unaudited)	2009	%	%
Total assets	$685,682	$661,806	3.6%
Cash & cash equivalents	24,348	13,222	84.1%
Securities - available for sale	139,584	124,776	11.9%
Securities - held to maturity	18,624	19,557	-4.8%

Loans receivable:
Construction and land development	53,487	53,288	0.4%	10.6%
1-4 first liens	151,702	155,937	-2.7%	40.9%
Multifamily	9,064	9,165	-1.1%	2.7%
Commercial real estate	135,899	132,278	2.7%	26.0%
Commercial business	64,693	63,099	2.5%	10.4%
1-4 Junior Liens	3,159	3,227	-2.1%	1.1%
HELOC	21,526	22,264	-3.3%	4.2%
Lot loans	2,922	3,010	-2.9%	0.7%
Consumer	1,381	1,504	-8.2%	0.4%
Government and other	16,781	14,473	15.9%	3.0%
Total loans	460,614	458,245	0.5%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	48,511	42,390	14.4%	9.3%
Interest bearing checking	109,277	102,287	6.8%	16.2%
Savings	60,145	56,920	5.7%	10.3%
MMDA	115,192	112,071	2.8%	23.0%
Total core deposits	333,125	313,668	6.2%	58.8%
Certificates of deposit	234,409	226,859	3.3%	41.2%
Total deposits	567,534	540,527	5.0%	100.0%

Borrowings	55,129	63,022	-12.5%
Stockholder's equity	54,319	53,078	2.3%

Asset Quality	March 31,
(Dollars in thousands)	2010	December 31,	Change
	(Unaudited)	2009	%
Nonaccruing loans	$17,705	$17,074	3.7%
Accruing loans delinquent more than 90 days	1,123	1,491	-24.7%
Securities in non-accrual	710	704	0.9%
Foreclosed real estate	3,625	3,747	-3.3%
Total nonperforming assets	23,163	23,016	0.6%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,721	1,179	46.0%
ALL general allowances for loan portfolio	5,333	4,935	8.1%
Total ALL	7,054	6,114	15.4%

Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	11.9%	10.0%
Tier 1 capital to risk-weighted assets	10.6%	6.0%
Tier 1 capital to adjusted average assets	7.9%	5.0%

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